Amendment to

services agreement

This AMENDMENT (“Amendment”) is made as October 22, 2025, by and among Strategy Shares (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider”), to that certain Services Agreement dated January 1, 2016, between the Client and Service Provider (the “Agreement”). The effective date of this Amendment shall be December 8, 2025. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except as noted below.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting, administration, and transfer agency services for the Client;

WHEREAS, the Parties now wish to update the list of Funds in Schedule 4 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 4 of the Agreement.

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 of the Agreement attached to the end of this Amendment.

2.	Representations and Warranties.

a.             The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.            The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.             This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.            Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed

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by both parties hereto.

c.             Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.            This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES
By:	/s/ Jennifer Bailey
Name:	Jennifer Bailey
Title:	Secretary
Date:	10/30/25

Solely as to Schedule 2 – Appendix C:
CITIBANK, N.A.
By:	/s/ Peggy Vena
Name:	Peggy Vena
Title:	Vice President
Date:	10/30/25

CITI FUND SERVICES OHIO, INC.
By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	10/30/25

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Schedule 4 to Services Agreement

List of Funds

1.	Strategy Shares Gold Enhanced Yield ETF
2.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold Enhanced Yield ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Newfound/Resolve Robust Momentum ETF
5.	Day Hagan Smart Sector ETF
6.	Day Hagan Smart Sector Fixed Income ETF
7.	Day Hagan Smart Sector International ETF
8.	Day Hagan Smart Buffer ETF
9.	Monopoly ETF
10.	Eventide High Dividend ETF
11.	Eventide US Market ETF
12.	Eventide Large Cap Growth ETF
13.	Eventide Large Cap Value ETF
14.	Eventide Small Cap ETF
15.	Eventide International ETF*

*Effective December 8, 2025

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